Exhibit 99.906 CERT

SECTION 906 CERTIFICATIONS

Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson Energy Total Return Fund, Inc. (the “Fund”), each certify to his knowledge that:

1.

The Fund’s periodic report on Form N-CSR for the annual period ended November 30, 2015 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

January 28, 2016

/s/ KEVIN S. MCCARTHY	/s/ TERRY A. HART
Kevin S. McCarthy	Terry A. Hart
Chairman of the Board of Directors,	Chief Financial Officer and Treasurer
President and Chief Executive Officer